MLS
MIDWEST
LOGISTICS
SYSTEMS

Schneider (SNDR) Acquisition of Midwest Logistics Systems, Ltd. (MLS)

MLS Operations



- Premier dedicated carrier, utilizing high velocity relay system, enabling drivers to be home daily.
- Founded 1998, headquartered in Celina, Ohio.
- LTM revenues excluding fuel surcharge of approximately $170 million.
- 1,000 driver operation with 900 tractors and 3,600 trailing units.
- Unrivaled driver retention.
- 30 locations across the central U.S.

Dedicated Revenue


$170
$699
$771
3Q20
3Q21
Schneider
MLS

LTM revenue excluding fuel surcharge, in millions.

Dedicated Trucks


900
3,944
4,240
3Q20
3Q21
Schneider
MLS

Dedicated average trucks.

Strategic Alignment / Anticipated Benefits Financing and Closing Expands dedicated mix within Truckload—on track to generate $1B in dedicated annual revenue with over 5,000 trucks. Synergy opportunities that further enhance the driver and customer experience. Complementary culture and values—emphasis on drivers and customer experience, commitment to safety, desire to grow and succeed in dedicated operations. 100% of the equity interest in Midwest Logistics Systems, Ltd. (MLS). $263 million funded with cash on hand. Transaction closed December 31, 2021. Expected to be immediately accretive to earnings per share. MLS will remain a standalone subsidiary of Schneider— professional drivers and associates will continue to work under the MLS name. Beginning in the first quarter of 2022, MLS financial results will be reported in dedicated operations as part of the Truckload segment. Special Note Regarding Forward-Looking Statements The information contained in this acquisition overview contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect our current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning and include (1) the statements under the heading “Strategic Alignment” above and (2) the statements in the last four bullets under the heading “Financing and Closing” above. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Forward-looking statements may be affected by risks and uncertainties in the business of Schneider and MLS and market conditions, including, among others, (1) the risk that the operations of Schneider and MLS will not be integrated successfully, (2) the risk that the combined business will not achieve the anticipated revenue and synergies or other expected benefits and (3) those discussed in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K filed on February 19, 2021, as such may be amended or supplemented in Part II, Item 1A, “Risk Factors,” of subsequently filed Quarterly Reports on Form 10-Q, as well as those discussed in the consolidated financial statements, related notes, and other information appearing elsewhere in the aforementioned reports and other filings with the SEC. We do not intend, and undertake no obligation, to update any of its forward-looking statements after the date of this acquisition overview to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.